                                                                  News Release
FOR IMMEDIATE RELEASE

                                Media Contact: Charles Coleman, (626) 302-7982
                                                            www.edisonnews.com
                  Investor Relations Contact: Scott Cunningham, (626) 302-2540
                                                        www.edisoninvestor.com

      Edison International Announces Scilacci, Adler, Finneran Elected to New
                                  Positions

      ROSEMEAD, Calif., May 16, 2008 - Three executives have been elected to senior positions at Edison International (NYSE:EIX) and its subsidiary Edison
Mission Group:  W. James (Jim) Scilacci Jr. 52, was named executive vice president, chief financial officer and treasurer for Edison International succeeding Thomas (Tom) McDaniel, 59, who is retiring after a distinguished
37-year career with the company;  Robert L. Adler, 60, was named executive vice president and general counsel for Edison International succeeding J. A.
(Lon) Bouknight, 64, who is retiring; and John P. Finneran Jr., 48, was named senior vice president and chief financial officer for Edison Mission Group
(EMG) succeeding Scilacci.  Each will assume these new responsibilities on
August 1.

Scilacci elected executive vice president, chief financial officer and treasurer for Edison International

      "Jim has served as CFO of both our major subsidiaries, Southern
California Edison (SCE) for five years and EMG for three years, has been involved in or led many of our major financings over the last several years and headed SCE's 2003 General Rate Case team which makes him the ideal choice for CFO of Edison International," said Theodore (Ted) F. Craver Jr., 56, president, Edison International, who will succeed John E. Bryson, 64, as chairman and CEO effective August 1. "Jim's deep knowledge of the industry and our businesses means that he will contribute from day one to the senior management team responsible for realizing the ambitious performance goals we have set for ourselves at Edison International."

      "In following Tom into the job, Jim is succeeding someone whose record of excellent service spans virtually every part of Edison International and its subsidiaries," Bryson said.  "From engineering to customer service to strategic planning to finance to serving as CEO of both Edison Capital and
Edison Mission Energy, Tom has done it all, and done it superbly."

      Scilacci is currently senior vice president and chief financial officer of EMG.  Before assuming his current position at EMG, he was chief financial officer at SCE from 2000 to 2005.  A 24-year veteran at the company, Scilacci received his B.A. in economics from UCLA and an MBA from Santa Clara
University. He and his wife Linda have three children.

Adler elected executive vice president and general counsel for Edison
International

      "Bob and I have worked closely together on several major Edison issues and transactions over the last 10 years including the required sale of SCE's
12 gas-fired generation plants during deregulation, the Settlement Agreement with the California Public Utilities Commission to restore SCE's financial health during the California energy crisis, and the sale of Edison Mission
Energy's international assets as the centerpiece of its financial restructuring," said Craver. "Bob will head my transition planning activities beginning July 1 as executive vice president before assuming his additional role as general counsel on August 1.  I have the utmost respect for Bob's wisdom, experience and above all, his integrity."

      "Lon Bouknight joined our company in 2005 at a time of great change in the energy industry.  His wise counsel and sound judgment made a significant contribution to our success.  He has served as an invaluable member of our senior management team, and for 20 years prior to that as one of our principal outside lawyers," said Bryson.  "He is among the most highly regarded lawyers in the country for his knowledge of and experience in the energy industry."

      Adler has been a partner in the Los Angeles law firm of Munger, Tolles and Olson LLP since 1978 practicing corporate and business law, and is currently co-managing partner.  Beyond his extensive involvement and experience with the electric power business and Edison International, his practice has spanned many industries, including retail, health care, entertainment, communications and professional sports.  He is a magna cum laude graduate of Harvard University and a cum laude graduate of Harvard Law
School where he served as an officer of the Harvard Law Review.  He and his wife Sara, a professor at Scripps College in Claremont, Calif., have two adult children.

Finneran elected senior vice president and chief financial officer for Edison
Mission Group

      Finneran is currently EMG's senior vice president of business management, a job which includes managing EMG's partnerships in various power generation projects, information technology and Edison Capital's investment portfolio.  Finneran joined Edison Mission Energy in 1999 as vice president and regional chief financial officer for the Americas region.  Previously he was senior vice president of finance and treasurer of Richfood Holdings, a
Fortune 500 food retail and wholesale distribution company.  He had served as a senior financial executive with two East Coast power companies and as an accountant with Price Waterhouse and KPMG.

      Finneran holds a Bachelor of Business Administration from Siena College and a Master of Science degree in accounting from George Washington
University and is a Certified Public Accountant. He and his wife Dena have five children.

                                    # # #

      Edison International, through its subsidiaries, is a generator and distributor of electric power and an investor in infrastructure and energy assets, including renewable energy.  Headquartered in Rosemead, California,
Edison International is the parent company of Southern California Edison, the largest electric utility in California, and Edison Mission Group, a competitive power generation business and parent company to Edison Mission
Energy and Edison Capital.